Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. COMPLETES ACQUISITION OF PHOENIX OIL AND FIREBIRD BULK CARRIERS

Houston, Texas (Monday, August 15, 2022) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announces that one of its subsidiaries, GulfMark Asset Holdings, Inc., has completed the purchase of Firebird Bulk Carriers, Inc. (“Firebird”) and Phoenix Oil, Inc. (“Phoenix”) for an aggregate purchase price of approximately $33 million, consisting of approximately $32 million in cash and $0.5 million of Adams Resources & Energy, Inc. common stock.

Firebird Bulk Carriers is an interstate bulk motor carrier of crude oil, condensate, fuels, oils and other petroleum products. Headquartered in Humble, TX, Firebird operates over 100 tractors largely in the Eagle Ford basin. Texas locations include: Humble, George West, Dilley, Carrizo Springs, Bryan and Brownsville. Also headquartered in Humble, TX, Phoenix Oil recycles and repurposes off-spec fuels, lubricants, crude oil and other chemicals from producers in the United States.

Greg Mills, President of GulfMark commented, “Joining forces with Firebird and Phoenix is a great opportunity for GulfMark to expand our value chain and market impact, with numerous operating synergies benefiting the combined companies immediately upon close. The leadership and employees of Firebird and Phoenix bring a wealth of knowledge, and a history of excellent customer service, which align perfectly with the values of GulfMark and Adams companies.”

“We are very excited to have the teams from both Firebird and Phoenix join the Adams family of companies,” said Kevin Roycraft, Adams’ Chief Executive Officer and President. “This acquisition will be immediately accretive to earnings and cash flow. We expect these companies to increase our annual adjusted cash flow by over 30% while diversifying GulfMark’s service offerings to our customers. We believe this transaction represents a key milestone toward our continued efforts to generate long-term cash flow, prudently grow this business, and provide value to shareholders.”

Scott Bosard, President, Firebird Bulk Carriers, Inc. and Phoenix Oil, Inc. commented, “I want to thank our team and their families for all the years of service.  Their dynamic abilities and positive attitudes will bring immediate results to Adams and GulfMark.  We look forward to the opportunities that will come along with these expanded capabilities.”

Inducement Awards Under NYSE American Listing Rules

The Company also reported, as required by Section 711(a) of the NYSE American Company Guide (the “Company Guide”), equity inducement awards to each of Trey Bosard and Tyler Bosard following the acquisition of Phoenix and Firebird by the Company.

Each of Trey Bosard and Tyler Bosard accepted employment agreements with Phoenix, effective August 12, 2022. Trey Bosard will serve as President and Tyler Bosard will serve as Vice President – Southern Region. The inducement awards have a grant date of August 12, 2022 and were granted to Trey Bosard and Tyler Bosard pursuant to their respective employment agreements.

As an inducement material to each of their accepting employment with Phoenix following the acquisition, and in accordance with Rule 711(a) of the Company Guide, the independent directors of the Board of the Company approved a grant of $0.5 million of restricted stock units to each of Trey Bosard and Tyler Bosard. The inducement awards are being granted outside the terms of the Adams Resources & Energy, Inc. 2018 Long-Term Incentive Plan, as amended.

The inducement awards vest in three separate tranches on each of the first three anniversaries of the grant date.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage and tank truck transportation of liquid chemicals and dry bulk through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, L.L.C. and GulfMark Terminals, LLC. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Forward-looking statements in this news release include, among others, statements relating to projected or anticipated financial benefits of the acquisitions described in this news release, and the anticipated effects of the acquisitions on the Company’s earnings and cash flow. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission, including the Company’s ability successfully to integrate the acquired companies and to realize the benefits and synergies of the transactions. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
(713) 881-3609

Investor Relations Contact

Gary Guyton or Steven Hooser
Three Part Advisors
(214) 442-0016

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